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                                  EXHIBIT 12.1
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                ----------------------------------------------
                                                 1993     1994      1995      1996      1997
                                                ------   -------   -------   -------   -------
Fixed Charges:
  Gross interest expense......................  $2,442   $ 3,597   $ 5,297   $ 6,385   $ 6,811
  Interest portion of rent expense............      30        20        25        29        32
                                                ------   -------   -------   -------   -------
                                                $2,472   $ 3,617   $ 5,322   $ 6,394   $ 6,843
Earnings:
  Income before income (loss) before taxes....  $8,341   $ 5,951   $(4,112)  $10,847   $33,423
  Plus: fixed charges.........................   2,472     3,617     5,322     6,394     6,843
  Less: capitalized interest..................    (878)   (1,495)   (2,899)   (3,490)   (5,873)
                                                ------   -------   -------   -------   -------
                                                $8,135   $ 8,073   $(1,689)  $13,751   $34,393
Ratio of Earnings to Fixed Charges............     3.3       2.2x      N/M       2.2x      5.0x
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